			Exhibit 99.1

Case Name: Interstate Bakeries
Corporation & All Subsidiaries		Case No: 04-45814-jwv-11

Consolidated Monthly Operating Report Summary
For The Four Weeks Ended and as of July 28, 2007
REVENUE
Gross Income			$224,767,832
Less Cost of Goods Sold			107,321,686
Ingredients, Packaging & Outside Purchasing	$55,944,248
Direct & Indirect Labor	39,751,914
Overhead & Production Administration	11,625,524
Gross Profit			117,446,146

OPERATING EXPENSES
Owner - Draws/Salaries	-
Selling & Delivery Employee Salaries	50,704,127
Advertising and Marketing	2,901,612
Insurance (Property, Casualty, & Medical)	12,047,225
Payroll Taxes	4,446,341
Lease and Rent	3,193,506
Telephone and Utilities	1,011,545
Corporate Expense (Including Salaries)	7,542,400
Other Expenses	28,306,324	(i)
Total Operating Expenses			110,153,080
EBITDA			7,293,066
Restructuring & Reorganization Charges	2,428,630	(ii)
Depreciation and Amortization	5,166,628
Abandonment	(198,288)
Other( Income)/Expense	(9,201)
Gain/Loss Sale of Prop	-
Interest Expense	3,658,370
Operating Income (Loss)			(3,753,073)
Income Tax Expense (Benefit)	(97,580)
Net Income (Loss)			$(3,655,493)

CURRENT ASSETS
Accounts Receivable at end of period			$142,100,145
Increase (Decrease) in Accounts Receivable for period			(8,109,589)
Inventory at end of period			64,622,430
Increase (Decrease) in Inventory for period			(1,651,691)
Cash at end of period			62,786,299
Increase (Decrease) in Cash for period			(843,271)
Restricted Cash			17,468,772	(iii)
Increase (Decrease) in Restricted Cash for period			2,383,455

LIABILITIES
Increase (Decrease) Liabilities Not Subject to Compromise			(10,014,517)
Increase (Decrease) Liabilities Subject to Compromise			(99,650)
Taxes payable:
Federal Payroll Taxes	$4,038,334
State/Local Payroll Taxes	1,582,109
State Sales Taxes	759,456
Real Estate and
Personal Property Taxes	7,642,455
Other (see attached supplemental schedule)	3,762,591
Total Taxes Payable			17,784,945

See attached supplemental schedule for footnoted information.

IBC
Other Taxes Payable - Supplemental Schedule
for period ended
July 28, 2007

Description	Amount

Use Tax	$559,677
Accr. Franchise Tax	1,230,791
Other Taxes	1,972,123

Total Other Taxes Payable	$3,762,591

2nd period
(i) Other Expenses included the following items:
Employee benefit costs	13,221,545
Facility costs (excluding lease expense)	612,798
Distribution/transportation costs	11,412,347
Local promotional costs	768,090
Miscellaneous	2,291,544
$28,306,324

(ii) Restructuring and reorganization expenses for the period included:
Restructuring expenses
(Gain)/loss on sale of assets	(97,301)
Asset impairments	0
Other	13,467
Reorganization expenses
Professional fees	2,455,960
Interest income	(40,646)
Adjustments to lease rejection expense	97,150
KERP & restructuring bonus plans	0
(Gain)/loss on sale of assets	0
$2,428,630

(iii) Restricted cash represents cash held as collateral pursuant to IBC's debtor-in-possession credit facility.

Note: Capital expenditures for the period totaled approximately $1.7 million.

EXPLANATORY NOTES TO THE INTERSTATE BAKERIES CORPORATION
CONSOLIDATED MONTHLY OPERATING REPORT
DATED AS OF JULY 28, 2007

1.
This consolidated Monthly Operating Report (MOR), reflecting results for the four-week period ended July 28, 2007 and balances of and period changes in certain of the Company’s accounts as of July 28, 2007, is unaudited and subject to year-end adjustment prior to the filing of the Company’s fiscal 2008 first quarter Form 10-Q with the Securities and Exchange Commission (SEC).  This MOR should be read together and concurrently with the Company’s Annual Report on Form 10-K for fiscal 2007 that was filed with the SEC on August 16, 2007 for a comprehensive description of our current financial condition and operating results. This MOR is being provided to the Bankruptcy Court and the U.S. Trustee pursuant to requirements under Local Rule 2015-2 C.

2.
This MOR is not audited and will not be subject to audit or review by our external auditors on a stand-alone basis at any time in the future.  This MOR does not include certain quarterly and year-to-date adjustments reflected upon review of major asset and liability accounts prior to the Company’s filing of its quarterly and annual financial statements with the SEC.

Due to the timing impact of the foregoing, results for this period as presented in the MOR are not necessarily indicative of the actual results for the period if all such matters were allocated to all periods in the quarter or year.  Accordingly, each period reported in the MORs should not be viewed on a stand-alone basis, but rather in the context of previously reported financial results, including the Company’s SEC filings.

3.
This MOR is presented in a format providing information required under local rule and incorporating measurements used for internal operating purposes, rather than in accordance with accounting principles generally accepted in the United States of America (GAAP).  This MOR does not include certain financials statements and explanatory footnotes, including disclosures required under GAAP.

4.
As of July 28, 2007 the Company had not borrowed under its $200 million debtor-in-possession credit facility, which is subject to a borrowing base formula based on its level of eligible accounts receivable, inventory, certain real property and reserves.  The credit facility was utilized to support the issuance of letters of credit primarily in support of the Company’s insurance programs.  As of July 28, 2007 there were $114.1 million of letters of credit outstanding under the debtor-in-possession credit facility. The amount of the credit facility available for borrowing was $85.9 million as of July 28, 2007.  In addition to the borrowing base formula, each borrowing under the debtor-in-possession credit facility is subject to its terms and conditions, including the absence of an event of default thereunder.  (See Note 7 to the Company’s financials statements included in the fiscal 2007 Form 10-K for additional information.)

5.
The Company filed a Form 8-K on August 29, 2007 disclosing its intent to exit the bread market in Southern California and consolidate related routes and outlets by October 29, 2007.  This restructuring, which is still subject to bankruptcy court approval and amendment of its debtor-in-possession financing facility, will result in the closure of four bakeries in Southern California and is expected to involve the termination of approximately 1300 employees.  The preliminary estimate of charges which would be incurred in connection with these planned closures and consolidations is $29.2 million, including approximately $12.8 million of employee-related cash charges, approximately $13.8 million of non-cash asset impairment charges, and approximately $2.6 million in other charges.  In addition, the Company intends to spend approximately $1.8 million for accrued expenses to effect the consolidation.  In addition to the asset impairment charges discussed above, the Company may need to recognize impairment charges related to trademarks and trade names that could be impaired as a result of this consolidation.  The Company is not able to provide an estimate of these charges currently.